Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

1940 Air Products Boulevard, Allentown, PA 18106-5500

www.airproducts.com

Air Products to Exit Three U.S.-Based Projects

Company Will Write Down Assets and Expects to Record a Pre-Tax Charge

Not to Exceed $3.1 Billion in Its Fiscal Second Quarter

LEHIGH VALLEY, PA (February 24, 2025) – As part of a review initiated by Air Products’ (NYSE:APD) newly-elected Board of Directors and Chief Executive Officer, the Company today announced its decision to exit three projects in the U.S. As a result, Air Products expects to record a pre-tax charge not to exceed $3.1 billion in its fiscal 2025 second quarter, primarily to write down assets and terminate contractual commitments. The estimated charge, which will not impact adjusted earnings per share for fiscal 2025, relates to the following projects:

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World Energy: Air Products has terminated the agreement with World Energy for the Sustainable Aviation Fuel expansion project in Paramount, California, and is managing its overall exit from the site. The decision to exit reflects challenging commercial aspects surrounding the expansion project and current operations.

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Massena: Air Products has cancelled its plans to construct a 35 metric ton per day facility to produce green liquid hydrogen in Massena, New York, and related liquid hydrogen distribution and dispensing operations. The decision to cancel this project is based on recent regulatory developments rendering existing hydroelectric power supply ineligible for the Clean Hydrogen Production Tax Credit (45V) as well as slower than expected development of a hydrogen mobility market in the region.

•	Carbon monoxide project in Texas: Air Products has terminated a project in Texas for the production of carbon monoxide due to unfavorable project economics.

“The decision to exit these three projects will streamline our backlog and focus Company resources on projects that drive value for Air Products’ shareholders,” said Eduardo Menezes, Chief Executive Officer of Air Products.

Estimated contract cancellation and other project cancellation costs are subject to further refinement and may ultimately differ from actual costs recorded in the Company’s fiscal second quarter and beyond. Additional information, including revisions to the Company’s capital expenditures forecast for fiscal 2025, will be provided in Air Products’ fiscal second quarter earnings release.

Air Products will continue to evaluate all projects in its backlog but does not currently expect any additional material cancellations going forward. The Company will provide an update on major projects during its next earnings call, but specific to Air Products’ two largest projects under execution:

•	The NEOM green hydrogen project in Saudi Arabia is approaching 80 percent completion, with green ammonia production expected to commence at the end of 2026.

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The Louisiana Clean Energy Complex is also progressing, with startup expected in 2028. Air Products is in active discussions with potential equity partners to participate in the ammonia loop and carbon dioxide sequestration to reduce capital outlay for this project.

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world’s largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of over $65 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what’s possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Art George, tel: (610) 481-1340; email: georgeaf@airproducts.com

Investor Inquiries:

Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com

Mun Shieh, tel: (610) 481-2951; shiehmh@airproducts.com